Exhibit 99.2
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154
FOR IMMEDIATE RELEASE
FEBRUARY 11, 2009

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING
OF OFFERING OF $425 MILLION OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 11, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its previously announced public offering of $425 million aggregate principal amount of 9.50% Senior Notes due 2015.  The notes were priced at 97.75% of par to yield 10.0%.  The offering was increased from a previously announced offering size of $300 million, resulting in net proceeds to Chesapeake of approximately $409 million after deducting underwriting discounts and commissions.  Chesapeake expects the issuance and delivery of the notes to occur on February 17, 2009, subject to customary closing conditions.

Chesapeake intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving bank credit facility, which it anticipates reborrowing from time to time to fund drilling and leasehold acquisition initiatives and for general corporate purposes.

The notes were offered pursuant to a shelf registration statement filed on January 27, 2009 with the U.S. Securities and Exchange Commission.  Chesapeake intends to list the notes on the New York Stock Exchange after issuance.

The notes are being offered as additional debt securities under an indenture pursuant to which Chesapeake had previously issued $1.0 billion of its 9.50% Senior Notes due 2015.  The notes and the other notes issued on February 2, 2009 will be treated as a single class of debt securities under the indenture.

Banc of America Securities LLC and Deutsche Bank Securities Inc. acted as joint book-running managers for the offering.  Copies of the prospectus supplement relating to the offering may be obtained from the offices of Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, (646) 733-4166.   An electronic copy of the prospectus supplement is available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the expected use of proceeds. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.

Chesapeake Energy Corporation is one of the largest producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.